FORM 3

                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION          _____________________
                 WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                     |_____________________|
                  INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
           BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                     |   SEPTEMBER 30, 1998|
       Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,            |BURDEN HOURS         |
        Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
          Holding Company Act of 1935                |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person

           Ford                     Gerald                        J.
    _______________________________________________________________________
        (Last)                      (First)                    (Middle)
           200 Crescent Court, Suite 1350
    _______________________________________________________________________
                                   (Street)
           Dallas,                  Texas                         75201
    _______________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2.  Date of Event Requiring Statement (Month/Day/Year)
      9/11/98
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)

 ___________________________________________________________________________
 4.  Issuer Name and Ticker or Trading Symbol
     Golden State Bancorp Inc. (GSB)
 ___________________________________________________________________________
 5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (X ) Director
     (X ) 10% Owner
     (  ) Officer (give title below)
     (  ) Other (specify title below)
      _____________________________________
 ___________________________________________________________________________
 6.  If Amendment, Date of Original (Month/Day/Year)

 ___________________________________________________________________________
 7.  Individual or Joint/Group Filing (Check Applicable Line)
     ___Form filed by One Reporting Person
     _X_Form filed by More than One Reporting Person

 ===========================================================================
 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ___________________________________________________________________________
 |1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
 |   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
 |                    |   Beneficially|   (D) or      |   Beneficial       |
 |                    |   Owned       |   Indirect (I)|   Ownership        |
 |                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
 |____________________|_______________|_______________|____________________|

 Common Stock,
 par value $1.00          15,655,718*    I

 Litigation Tracking
 Warrants                 500,000**      I

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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)
    None
 ___________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
      ________________________                  _________________________
          Date Exercisable                            Expiration Date
 ___________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    ________________________________        _______________________________
                Title                          Amount or Number of Shares
 ___________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security

 ___________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
    (Instr. 5)

 ___________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


 ===========================================================================
 EXPLANATION OF RESPONSES:

 * The 15,655,718 shares of Golden State Common Stock (the "Shares") reported herein were acquired by Mr. Ford in exchange for all of his capital stock in First Nationwide Holdings Inc. ("FNH") in connection with the merger of First Nationwide (Parent) Holdings Inc. with and into Golden State Bancorp Inc. ("Golden State") and the merger of FNH with and into Golden State Financial Corporation, a wholly owned subsidiary of Golden State. The Shares are indirectly owned by Mr. Ford through (a) Hunter's Glen/Ford Ltd., a Texas limited partnership of which Mr. Ford is a general partner and which is the record holder of the Shares reported herein, and
 (b) Ford Diamond Corporation, a Texas corporation that is a general partner of Hunter's Glen and of which Mr. Ford is the sole stockholder and sole director.

 ** The 500,000 Litigation Tracking Warrants reported herein were purchased and are held of record by Turtle Creek Revocable Trust, a revocable trust organized under the laws of the State of Texas of which Gerald J. Ford is the sole grantor and trustee.


      /s/ Gerald J. Ford                           September 21, 1998
    _____________________________________          ___________________
    **  SIGNATURE OF REPORTING PERSON                      DATE

 ____________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM

   DISPLAYS A CURRENTLY VALID OMB NUMBER.
 ===========================================================================



                          ATTACHMENT TO FORM 3

 JOINT FILERS

 1.  Name of designated filer:          2.  Name of designated filer:
       Gerald J. Ford                         Gerald J. Ford

     Name of joint filer:                   Name of joint filer:
       Hunter's Glen/Ford, Ltd.               Ford Diamond Corporation

     Address of joint filer:                Address of joint filer:
       200 Crescent Court, Suite 1350         200 Crescent Court, Suite 1350
       Dallas, TX 75201                       Dallas, TX 75201

     Date of event requiring filing:        Date of event requiring filing:
       September 11, 1998                     September 11, 1998

     Issuer name and Ticker or              Issuer name and Ticker or
     Trading Symbol:                        Trading Symbol:
       Golden State Bancorp Inc. (GSB)        Golden State Bancorp Inc. (GSB)

     Relationship of Reporting Person       Relationship of Reporting Person
     to Issuer:                             to Issuer:
       10% Owner                              10% Owner


      HUNTER'S GLEN/FORD, LTD.               FORD DIAMOND CORPORATION

      By: /s/ Gerald J. Ford                 By:  /s/ Gerald J. Ford
         --------------------------             -----------------------------
         Name:  Gerald J. Ford                  Name:  Gerald J. Ford
         Title: General Partner                 Title: President

      Date:  September 21, 1998              Date:  September 21, 1998

   ** SIGNATURE OF REPORTING PERSON         ** SIGNATURE OF REPORTING PERSON